Exhibit 99.1

Bsquare Reports Fourth Quarter and Year-End 2009 Results

BELLEVUE, WA., March 25, 2010 – BSQUARE Corporation (Nasdaq: BSQR) announced today its financial results for the fourth quarter and 12 months ended December 31, 2009. Total revenue for the quarter was $15.2 million, down 11% from $17.1 million in the prior year. Total revenue for the full year was $64.4 million, down 2% from $65.8 million in 2008.

The Company reported a net loss for the quarter of $3.0 million, or $0.30 per share, compared to a $370,000 net loss, or $0.04 per share, in the year-ago quarter. This quarter’s loss was driven largely by overruns on the Company’s project with the Ford Motor Company (Ford). The year-ago quarter included an investment impairment loss of $377,000, or $0.04 per share. For the full year, the Company reported a net loss of $2.7 million, or $0.27 per share, compared to net income of $2.0 million, or $0.19 per diluted share, in 2008.

The Company’s EBITDAS (earnings before interest, taxes, depreciation, amortization and stock compensation expense) was a negative $(2.6) million for the quarter, compared to $393,000 in the prior year. The Company’s EBITDAS was a negative $(1.1) million for the full year, compared to $4.1 million in the prior year.

Brian Crowley, Bsquare’s chief executive officer, commented on the results, “The fourth quarter was a difficult end to the year due to the Ford project overruns that we encountered. Our team under-estimated the effort required to integrate all of the software from the multiple sources involved on the program, which had the effect of significantly increasing our overall estimate to complete the program. This significantly reduced the amount of revenue we recognized on the Ford project this quarter. We are in active discussions with Ford regarding additional funds to apply toward the overruns and while we expect to receive additional funds, it is too early to estimate the amount. The Ford overruns, combined with the investments we have been making in R&D, primarily TestQuest and our Texas Instruments initiatives (which together negatively affected the bottom line by approximately $1.9 million for the full year), and overall challenging macro economic conditions drove us into a loss position for the full year. However, there are positives to report. We have strengthened our sales leadership and made progress in our software sales during Q4. Most notably, we saw a rebound in TestQuest sales, our third-party software sales came in stronger-than-expected, and we built a pipeline of Windows Mobile licensing customers. The principal focus for the entire company is to return to profitability as quickly as possible.”

110 110th Ave. N.E., Suite 200, Bellevue, WA 98004  |  TOLL-FREE: 1.888.820.4500  |  MAIN: 425.519.5900  |  FAX: 425.519.5999  |  www.bsquare.com

©2010 BSQUARE Corporation. All rights reserved. BSQUARE is a registered trademark of BSQUARE Corporation. All other names, product names and trade names are trademarks or registered trademarks of their respective holders.

Key Results, Achievements and Events

The Company:

•

Entered into a distribution agreement with Microsoft Corporation under which Bsquare will become the first distributor of the Windows Mobile family of operating systems. Bsquare will sell Windows Mobile world-wide, along with the Company’s Windows Mobile-related product and service offerings;

•	Renewed its OEM distribution agreement with Microsoft Corporation under which Bsquare sells Microsoft’s complete line of software products for embedded systems to OEMs in North America;

•

Launched TestQuest Pro version 8.0, the most flexible test automation and management platform that is used to test a wide range of devices including mobile, automotive, medical, set-top boxes and other embedded devices and applications;

•

Announced production availability of the first Windows Embedded CE version 6.0 R3 Board Support Package (BSP) for the Texas Instruments Incorporated (TI) OMAP 3 Evaluation Module. Customers designing with the TI OMAP 3 family can download the BSP and immediately get started using production-quality software, rather than starting from scratch or using non-production grade software; and

•

Continued its collaboration with the Coca-Cola Company on the new Freestyle beverage dispenser. Based on the Windows CE Operating System, the Freestyle will allow Coca-Cola to provide a dispenser that can offer its complete range of beverages, including energy drinks such as Powerade, flavor variants such as Orange Coke, and caffeine-free sodas such as Coke Zero.

Revenue Results

Sales of third-party software were $9.5 million for the quarter compared to $8.4 million in the prior year, representing an increase of 13%. The increase was attributable to higher order volumes from the Company’s larger Microsoft licensing customers. Third-party software sales were $32.4 million for the full year compared to $35.4 million in 2008. A decrease in Microsoft license sales in the first half of 2009 attributable to the economic slowdown, and the effect of a one-time $1.3 million order that benefited the first quarter of 2008, accounted for the full year decline.

Proprietary software revenue was $1.1 million for the quarter compared to $706,000 in the prior year, representing an increase of 56%. TestQuest product and support revenue of $558,000 this quarter, compared to $233,000 in the prior year, accounted for the increase. Proprietary software revenue was $4.2 million for the full year compared to $3.1 million in 2008. TestQuest product and support revenue of $1.8 million, compared to $233,000 in the prior year, accounted for the full year increase, partly offset by a $725,000 decline in service contract royalties.

110 110th Ave. N.E., Suite 200, Bellevue, WA 98004  |  TOLL-FREE: 1.888.820.4500  |  MAIN: 425.519.5900  |  FAX: 425.519.5999  |  www.bsquare.com

©2010 BSQUARE Corporation. All rights reserved. BSQUARE is a registered trademark of BSQUARE Corporation. All other names, product names and trade names are trademarks or registered trademarks of their respective holders.

Commenting on software sales for the quarter, Mr. Crowley said, “Software sales were strong in the quarter. Third-party software sales were stronger than we expected and this area of our business appears to have shaken off the negative economic effects from earlier in 2009. TestQuest sales showed a rebound from the third quarter and with the changes we have made to our sales leadership, I believe we will drive TestQuest sales higher still. Given current sales and pipeline, and barring any sales dropping from the pipeline in this next week, we should see another sequential increase in TestQuest sales in the first quarter. We also made nice strides building our Windows Mobile licensing pipeline. We currently expect over $1 million in Windows Mobile licensing revenue in Q1 and believe we are still on track to meet the expectation previously set of an incremental $5 to 10 million in Windows Mobile licensing revenue in 2010.”

Service revenue was $4.7 million for the quarter, down 41% compared to $7.9 million in the prior year, driven primarily by a decline in revenue attributable to the Company’s project with Ford. The Ford project accounted for $1.2 million in service revenue in the quarter (of which $941,000 was low margin rebillable revenue), compared to $4.0 million in the prior year (of which $392,000 was rebillable revenue), a decline of $2.8 million, or 70%. This quarter’s decline in Ford-related service revenue was due to two factors. First, the project is running at a lower level than it did in the year-ago quarter and second, the Company experienced significant overruns on the program which negatively affected the amount of revenue recognized under percentage-of-completion accounting. Service revenue was $27.8 million for the full year, up 2% compared to $27.2 million in 2008.

“Service revenue was a disappointment this quarter,” Mr. Crowley added. “We were expecting a slight sequential decline, approximately $300,000, whereas the actual decline was $1.9 million due to Ford overruns. The Ford overruns caused us to recognize much lower revenue than we anticipated and had a major effect on our loss this quarter. We are in active dialogue with Ford regarding additional payment relating to the overruns, but cannot predict the amount we might receive. To the extent we receive additional funds, it would benefit revenue in future quarters. I am also concerned that our North America service business, outside of Ford, did not pick up as expected in the fourth quarter. With the sales leadership changes we made in the first quarter, combined with an improving economic environment, I expect our North America book of service business to improve starting in the second quarter.”

110 110th Ave. N.E., Suite 200, Bellevue, WA 98004  |  TOLL-FREE: 1.888.820.4500  |  MAIN: 425.519.5900  |  FAX: 425.519.5999  |  www.bsquare.com

©2010 BSQUARE Corporation. All rights reserved. BSQUARE is a registered trademark of BSQUARE Corporation. All other names, product names and trade names are trademarks or registered trademarks of their respective holders.

Gross Profit and Gross Margin Results

Overall gross profit was $1.2 million for the quarter, or 8% of total revenue, as compared to $4.5 million, or 26% of total revenue, in the prior year, with the gross profit decline attributable to a $3.6 million decline in service gross profit due to the Ford project overruns. The overall gross margin decline was driven by a 56 percentage point decline in service gross margin. Third-party software margin was 15% for the quarter compared to 16% in the prior year. Proprietary software gross margin was 85% this quarter, compared to 91% in the prior year. Service gross margin was a negative (25%) for the quarter, compared to 31% in the prior year with the decrease attributable to the Ford overruns. Overall gross profit was $13.4 million, or 21% of total revenue, for the full year compared to $17.2 million, or 26% of total revenue, in 2008. The decline in overall gross profit was driven by a $4.1 million decrease in service gross profit.

Operating Expenses

Total operating expenses were $4.3 million for the quarter compared to $4.6 million in the prior year with the decline driven by lower research and development expense related to the Company’s initiatives with TI. Total operating expenses were $16.3 million for the full year as compared to $15.4 million in 2008. TestQuest-related operating expenses of $2.5 million for the full year, compared to approximately $450,000 in the prior year, drove the full year increase, offset by a $534,000 legal accrual reversal which benefited the third quarter of 2009 and by reduced research and development expense on non-TestQuest products.

Cash and Investments

The Company’s cash, cash equivalents and investments, both short and long-term, increased by $2.4 million to $18.0 million at December 31, 2009, as compared to $15.6 million at September 30, 2009 and increased by $4.7 million as compared to December 31, 2008 ($900,000 of each balance is restricted). This quarter’s increase was driven largely by Ford becoming current on its outstanding receivables as of year-end which caused the Company’s DSO to fall from 68 in the third quarter to 48 in the fourth quarter.

Conference Call

Management will host a conference call today, March 25, 2010, at 5 p.m. Eastern Time (2 p.m. Pacific Time). To access the call, dial 877-941-8418, or 480-629-9809 for international callers, and reference “BSQUARE Corporation Fourth Quarter 2009 Earnings Conference Call.” A replay will be available for one week following the call by dialing 800-406-7325 or 303-590-3030 for international callers; reference pin number 4265663. A live and replay webcast of the call will be available at www.bsquare.com in the investor relations section.

110 110th Ave. N.E., Suite 200, Bellevue, WA 98004  |  TOLL-FREE: 1.888.820.4500  |  MAIN: 425.519.5900  |  FAX: 425.519.5999  |  www.bsquare.com

©2010 BSQUARE Corporation. All rights reserved. BSQUARE is a registered trademark of BSQUARE Corporation. All other names, product names and trade names are trademarks or registered trademarks of their respective holders.

About Bsquare

Bsquare is an industry leader with a proven track record in providing production-ready software products and engineering services to the smart device market. For more information, visit www.bsquare.com.

BSQUARE is a registered trademark of BSQUARE Corporation. All other product and company names herein may be trademarks of their respective owners.

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements relating to our projected financial results, future and potential sales, or projects, expected results of our negotiations and requests for additional funds from Ford, our ability to accurately estimate the Ford project, expectations for our TestQuest products and Windows Mobile licensing, and expected results from changes in our sales leadership. All of the statements contained herein that do not relate to matters of historical fact should be considered forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from such statements. There can be no assurance that forward-looking statements will be achieved. Important factors that could cause actual results to differ materially from those indicated in forward-looking statements include: whether we are able to maintain our existing favorable relationships with Microsoft Corporation and Ford Motor Company; risks, uncertainties and changes in financial condition; our ability to execute our product strategies for TestQuest and other products; intellectual property risks; and risks associated with our international operations. Therefore, all forward-looking statements should be considered in light of various important factors including, but not limited to, the risks and uncertainties listed above. The Company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made. Please also refer to the Company’s most recent Quarterly Report on Form 10-Q, Annual Report on Form 10-K and other filings with the SEC for other important risk factors that could cause actual results to differ materially from those indicated in any forward-looking statements.

# # #

110 110th Ave. N.E., Suite 200, Bellevue, WA 98004  |  TOLL-FREE: 1.888.820.4500  |  MAIN: 425.519.5900  |  FAX: 425.519.5999  |  www.bsquare.com

©2010 BSQUARE Corporation. All rights reserved. BSQUARE is a registered trademark of BSQUARE Corporation. All other names, product names and trade names are trademarks or registered trademarks of their respective holders.

Contacts:

Brett Maas

Hayden IR

(646) 536-7331

brett@haydenir.com

Scott Mahan, CFO

Bsquare Corporation

(425) 519-5900

investorrelations@bsquare.com

110 110th Ave. N.E., Suite 200, Bellevue, WA 98004  |  TOLL-FREE: 1.888.820.4500  |  MAIN: 425.519.5900  |  FAX: 425.519.5999  |  www.bsquare.com

©2010 BSQUARE Corporation. All rights reserved. BSQUARE is a registered trademark of BSQUARE Corporation. All other names, product names and trade names are trademarks or registered trademarks of their respective holders.

BSQUARE CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$12,918	$7,703
Accounts receivable, net of allowance for doubtful accounts of $201 at December 31, 2009 and $198 at December 31, 2008	9,192	10,726
Prepaid expenses and other current assets	648	703

Total current assets	22,758	19,132
Long-term investments	4,189	4,679
Equipment, furniture and leasehold improvements, net	823	981
Intangible assets, net	1,511	1,975
Restricted cash	900	900
Other non-current assets	90	91

Total assets	$30,271	$27,758

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,898	$2,925
Other accrued expenses	4,058	3,057
Accrued compensation	1,837	1,636
Accrued legal fees	—	534
Deferred revenue	3,693	355

Total current liabilities	12,486	8,507
Deferred rent	311	309
Commitments and contingencies

Shareholders’ equity:
Preferred stock, no par value: 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, no par value: 37,500,000 shares authorized; 10,162,589 shares issued and outstanding at December 31, 2009 and 37,500,000 shares authorized; 10,082,654 shares issued and outstanding at December 31, 2008	123,572	122,660
Accumulated other comprehensive loss	(746)	(1,048)
Accumulated deficit	(105,352)	(102,670)

Total shareholders’ equity	17,474	18,942

Total liabilities and shareholders’ equity	$30,271	$27,758

110 110th Ave. N.E., Suite 200, Bellevue, WA 98004  |  TOLL-FREE: 1.888.820.4500  |  MAIN: 425.519.5900  |  FAX: 425.519.5999  |  www.bsquare.com

©2010 BSQUARE Corporation. All rights reserved. BSQUARE is a registered trademark of BSQUARE Corporation. All other names, product names and trade names are trademarks or registered trademarks of their respective holders.

BSQUARE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	2009	2008
Revenue:
Software	$36,530	$38,518
Service	27,849	27,239

Total revenue	64,379	65,757

Cost of revenue:
Software	27,810	30,098
Service (1)	23,167	18,499

Total cost of revenue	50,977	48,597

Gross profit	13,402	17,160

Operating expenses:
Selling, general and administrative (1)	12,012	12,142
Research and development (1)	4,287	3,276

Total operating expenses	16,299	15,418
Gain on sale of patents	—	300

Income (loss) from operations	(2,897)	2,042
Interest and other income, net	139	43

Income (loss) before income taxes	(2,758)	2,085
Income tax expense (benefit)	(76)	122

Net income (loss)	$(2,682)	$1,963

Basic income (loss) per share	$(0.27)	$0.20

Diluted income (loss) per share	$(0.27)	$0.19

Shares used in calculation of net income (loss) per share:
Basic	10,097	10,023

Diluted	10,097	10,393

(1) Includes the following amounts related to stock-based compensation expense:

Cost of revenue—service	$321	$410
Selling, general and administrative	534	934
Research and development	47	81

Total stock-based compensation expense	$902	$1,425

110 110th Ave. N.E., Suite 200, Bellevue, WA 98004  |  TOLL-FREE: 1.888.820.4500  |  MAIN: 425.519.5900  |  FAX: 425.519.5999  |  www.bsquare.com

©2010 BSQUARE Corporation. All rights reserved. BSQUARE is a registered trademark of BSQUARE Corporation. All other names, product names and trade names are trademarks or registered trademarks of their respective holders.

BSQUARE CORPORATION

NON-GAAP INFORMATION AND RECONCILIATION TO COMPARABLE GAAP FINANCIAL MEASURES

(In thousands) (Unaudited)

	2009	2008
EBITDAS (1):
Net income (loss) as reported (2)	$(2,682)	$1,963
Income tax (benefit) / expense	(76)	122
Interest and other income	(139)	(43)
Depreciation and amortization	945	596
Stock-based compensation expense	902	1,425

EBITDAS	$(1,050)	$4,063

(1)	EBITDAS is a non-GAAP financial measure. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. EBITDAS is defined as net income (loss) before income taxes, interest income, depreciation and amortization, and stock-based compensation. EBITDAS should not be construed as a substitute for net income (loss) or net cash provided by (used in) operating activities (all as determined in accordance with GAAP) for the purpose of analyzing our operating performance, financial position and cash flows, as EBITDAS is not defined by GAAP. However, the Company regards EBITDAS as a complement to net income and other GAAP financial performance measures, including an indirect measure of operating cash flow.
(2)	The net loss in 2009 includes the benefit of a $534,000 reversal of a legal accrual while net income in 2008 includes the benefit of a $300,000 gain on the sale of patent.

110 110th Ave. N.E., Suite 200, Bellevue, WA 98004  |  TOLL-FREE: 1.888.820.4500  |  MAIN: 425.519.5900  |  FAX: 425.519.5999  |  www.bsquare.com

©2010 BSQUARE Corporation. All rights reserved. BSQUARE is a registered trademark of BSQUARE Corporation. All other names, product names and trade names are trademarks or registered trademarks of their respective holders.